                                                                    EXHIBIT 5.01

                                 July 26, 1994

United Cities Gas Company
5300 Maryland Way
Brentwood, Tennessee 37027

         Re:                    United Cities Gas Company
                             Form S-8 Registration Statement
                               (1934 Act File No. 0-1284)

Gentlemen:

     We have acted as counsel for United Cities Gas Company (the "Company") in connection with the registration statement on Form S-8 (the "Registration Statement") of the Company which is being filed with the Securities and Exchange Commission on July 27, 1994 covering up to 216,105 shares of the Company's Common Stock, without par value (the "Shares"), issuable to eligible employees of the Company who are participants in the United Cities Gas Company Employee Stock Purchase Plan (the "Stock Plan").

     As such counsel, we have examined such corporate records and other documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and sold pursuant to, and for the consideration expressed in the Stock Plan, and in accordance with orders duly entered by the state regulatory commissions requiring approval thereof, will constitute legally issued, fully paid and nonassessable shares of Common Stock, without par value, of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Respectfully submitted,

                                          CHAPMAN AND CUTLER